EXHIBIT 10

Hampson Equities Ltd.

December 11th, 2012

Mr. Richard Asta

CEO

LivingVentures, Inc.

2200 Lucien Way, Suite 340
Maitland, FL, USA 32751-7019

Re: Consultancy, Advisory and Investment Banking Agreement

Dear Rick:

This Letter Agreement (this “Agreement”) will confirm that LivingVentures, Inc. (referred to as the "Company”) hereby engages Hampson Equities, Ltd. ("HEL") to act in the capacity of a management consultant and financial advisor on a non-exclusive basis to provide certain Services (as defined below) to the Company in accordance with the terms and conditions set forth herein; and HEL hereby agrees to provide such Services on a “best-efforts” basis to the Company in accordance with such terms and conditions.

Now, therefore, in consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.

For the purposes of this Agreement, the term "Services" shall include the provision of the services of C. Geoffrey Hampson (“Hampson”) to act in the capacity of Executive Chairman of the Company.  Hampson will, in that capacity, raise awareness of the Company, negotiate partnerships, identify new potential projects and obtain capital for the Company, or otherwise arrange for the Company to receive capital, through any legal means, whether equity, debt or any combination thereof or to arrange for a sale of some or all of the Company’s capital stock or assets (a “Financing”).

2.

Nothing contained in this Agreement shall be construed as an offer by HEL or any of its affiliates to either extend credit or to provide legal, tax or accounting services as HEL does not render such advice.

3.

The “Term” of this Agreement shall extend from November 1, 2012 and shall continue in force for twelve (12) months.  The Company and HEL may elect to extend the term of the Agreement after the initial term.

4.

During the Term of this Agreement, and for a period of six (6) months after the expiration of this Agreement, if the Company consummates a Financing with a party introduced to the Company either directly or indirectly, by or through HEL, the Company shall pay to HEL all fees and expenses provided hereunder subject, however, to the provisions of Paragraph 26.

5.

In consideration of the performance of the Services by HEL on behalf of the Company pursuant to this Agreement (and in addition to the payment of expenses as provided for in Section 6 hereof), the Company shall compensate HEL as follows:

a.

A monthly retainer fee of $12,000 (“Monthly Retainer”) payable monthly in advance for each month that this Agreement is in force. It is acknowledged that the Company does not presently have the funds to make these payments and that the Monthly Retainer will be accrued until either (a) such time as HEL has raised a minimum of $2 million for the Company upon acceptable terms, or (b) at the expiration of the Term of this Agreement, whichever first occurs.

b.

Upon the closing of a Financing during the Term of this Agreement or within six (6) months from the expiration of this Agreement, with a party that was introduced to the Company by or through HEL, the Company shall pay a cash fee equal to six percent (6%) of equity investment (whole or partial sale of the Company) obtained by the Company, through the provision of Services provided by HEL, subject, however, to the provisions of Paragraph 26.

c.

At the sole discretion of HEL, and with the approval of the SEC and OTCBB, the above referenced fee may be paid in the form of Common Equity in the Company, based on a price of Twenty five cents ($.25) for the Company’s shares.

d.

The Company will reimburse to HEL the reasonable relocation costs incurred by Hampson to move to the Orlando area from Chicago (but no more than $25,000).

e.

Upon the closing of a Financing during the Term of this Agreement or within six (6) months from the expiration of this Agreement, with a party that was not introduced to the Company by or through HEL, but HEL was instrumental in the closing of the Financing, the Company shall pay a cash fee equal to three percent (3%) of equity investment (whole or partial sale of the Company) obtained by the Company, through the provision of Services provided by HEL, subject, however, to the provisions of Paragraph 26.

6.

For the purposes of this Agreement, "Security" shall mean:  (i) any stock or other security or ownership interest of the Company (or entity succeeding or surviving the Company in the case of an M&A Transaction) of the class, series and with the same terms as is issued in connection with a Financing, as the case may be, or (ii) if no such stock, security or ownership interest is issued in connection with a Financing, the existing common stock or unit of ownership interest of the Company (or entity succeeding or surviving the Company in the case of an M&A Transaction).

7.

For the purposes of this Agreement, "Consideration" shall mean the aggregate amount of all cash, plus the fair market value of all securities, other property, goods, services, use of premises or personnel, or other items of value, received by the Company, its agents, employees, stockholders, affiliates, and subsidiaries, in connection with a Financing, as the case may be, of any nature, arising from HEL’s rendering of the Services hereunder, including, contingent payments received by the Company at or subsequent to the closing. For the purposes of this Agreement, the fair market value of any share or unit of any stock or other security in which a public market exists shall be based at the average of the last sales price for such securities on the fifteen (15) trading days prior to the date of the announcement of such Financing as the case may be.

8.

During the Term of this Agreement, HEL shall be reimbursed by the Company for all of its reasonable and necessary out-of-pocket expenses, which are related to the provision of the Services pursuant to this Agreement, including,

Hampson Equities Ltd. Engagement Agreement            2 of 7                                                  December 11, 2011

but not limited to expenses for research services, legal fees, outside due diligence consulting, travel and communications.  Any expense requires pre-approval by the Company via email. Invoices for out-of-pocket expenses shall be supported by appropriate documentation and may be submitted by HEL to the Company not more often than every thirty (30) days during the Term of this Agreement. Expenses shall be promptly reimbursed to HEL upon presentation of invoices to the Company by HEL.

9.

The Company agrees to furnish all information and documents to potential investors/lenders/acquirers and otherwise take all actions necessary to comply with all applicable federal and provincial securities laws and other laws.  The Company will not make any representation, statement, or warranty in any instrument or document executed or furnished in connection with a Financing, which contains or will contain any untrue statement of material fact, or omits to state a material fact which is necessary to make the statements and information contained in such instrument or document not misleading. HEL shall be under no obligation to make an independent appraisal of assets or an investigation or inquiry as to any information regarding, or any representations of, any other participant in a Financing, and shall have no liability with regard thereto.  The Company acknowledges and agrees that HEL will be using and relying upon such information supplied by the Company and its officers, agents and others and any other publicly available information concerning the Company without any independent investigation or verification thereof or independent appraisal by HEL of the Company or its business or assets.

10.

HEL or Hampson are not required to provide the Services to the Company as their sole and exclusive function and the HEL and Hampson may have other business interests and may engage in other activities, in addition to those relating to the Company, including, without limitation, the making or management of other investments. HEL and Hampson may pursue and engage in other ventures and activities, even if competitive with the business of the Company, and such activity by HEL or Hampson will not be deemed wrongful or improper. HEL and Hampson shall not be obligated to present any particular investment opportunity to the Company, even if such opportunity is of a character that, if presented to the Company, could be taken by the Company, and HEL and its Affiliates and Hampson will have the right to take for its own account, or to recommend to others, any such particular investment opportunity. No Investor, the Company nor any shareholders of the Company shall have any right in or to any other ventures or activities in which HEL or Hampson is involved or to the income or proceeds derived from such other ventures or activities. Notwithstanding the foregoing, HEL shall not engage in any business or financing for Assisted Living or Memory Care facilities or companies without the prior approval of the Company.

11.

The Company may be subject to various conflicts of interest arising out of its relationship with HEL.

Resolution of Conflicts of Interest:

Notwithstanding that HEL is subject to a fiduciary duty as prescribed by the law and pursuant to this Agreement, in handling the affairs of the Company, HEL will not breach such fiduciary duties towards the Company. In the event of any conflict, HEL will use its best efforts to mitigate such potential adversity and at all times abide by any conflict resolution provided by the Company.

Hampson Equities Ltd. Engagement Agreement            3 of 7                                                  December 11, 2011

12.

The Company acknowledges that all advice (written or oral) given by HEL to the Company in connection with HEL’s engagement hereunder is intended solely for the benefit and use of the Company and its Board of Directors in raising awareness for the Company, considering a Transaction or a Financing to which the advice relates, and the Company agrees that no person or entity other than the Company and its Board of Directors shall be entitled to make use of or rely upon the advice of HEL, and no such opinion or advice shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor may the Company make any public references to HEL, or use HEL’s name in any annual reports or any other reports or releases of the Company without HEL’s prior written consent.

13.

HEL and the Company agree and acknowledge that the decision to consummate a Transaction and/or a Financing shall be in the Company's sole and absolute discretion.

14.

In providing the Services to the Company pursuant to this Agreement, HEL shall be an independent contractor, and no party to this Agreement shall make any representations or statements indicating or suggesting that any joint venture, partnership, affiliation, or other such relationship exist between HEL and the Company.

15.

The Company and HEL agree that each party will indemnify and hold harmless the other party, such other party’s affiliates and the directors, officers, employees and agents of such party (each an “Indemnified Party”) against losses, claims, damages, penalties, judgments, liabilities and expenses (including without limitation, all expenses of litigation or preparation for litigation, whether or not such Indemnified Party is a party to such litigation) (collectively, “Liabilities”) which any of the Indemnified Parties may pay or incur arising out of or relating to the Services provided under this Agreement; provided, however, such indemnity shall not apply to any such Liability of any Indemnified Party to the extent it is found in a final judgment (not subject to further appeal by a court of competent jurisdiction) to have resulted solely from such Indemnified Party’s gross negligence or willful misconduct.  If such indemnification were for any reason not available for HEL, the Company agrees to contribute to the Liabilities involved in the proportion that its interest (including that of any affiliated person or entity) bears to the interest of HEL in an M&A Transaction or a Financing.  Under no circumstances shall the Company be responsible in the aggregate for amounts which exceed the amount of any fee to be received by HEL under this Agreement.

16.

The Company covenants and agrees never to commence, aid in any way, prosecute or cause to be commenced or prosecuted, any action or other proceeding based upon any claims, demands, causes of action, obligations, damages or liabilities that are the subject of this Agreement or which in any way relate to, concern, or arise out of the performance of the Services hereunder, or any other actions taken by HEL on behalf of, or for the benefit of the Company, except in the case or fraud or misrepresentation on the part of HEL.

17.

HEL covenants and agrees never to commence, aid in any way, prosecute or cause to be commenced or prosecuted, any action or other proceeding based upon any claims, demands, causes of action, obligations, damages or

Hampson Equities Ltd. Engagement Agreement            4 of 7                                                  December 11, 2011

liabilities that are the subject of this Agreement or which in any way relate to, concern, or arise out of the performance of the Company hereunder, or any other actions taken by The Company on behalf of, or for the benefit of the Company or HEL, except in the case or fraud or misrepresentation on the part of HEL.

18.

The Company hereby represents and warrants that the execution of and performance of this Agreement shall not violate, conflict with, or result in a breach or default under any agreement, understanding or commitment of any nature, or any provincial, federal or local ordinance, statute or other law to which the Company is bound or subject, provided HEL is in compliance with securities regulations in the receipt of income from Company.

19.

The representations, warranties, and obligations contained in this Agreement shall survive the closing of a Transaction or a Financing and the termination or expiration of this Agreement.

20.

If either party to this Agreement shall bring a suit or action against the other party for relief, declaratory or otherwise, arising out of this Agreement, the prevailing party shall be entitled to recover all fees, expenses, court costs and disbursements, in addition to such amount as the court may adjudge to be reasonable attorneys’ fees.

21.

This Agreement shall inure to the benefit of and be binding upon HEL and the Company and any of their respective heirs, successors and assigns.  This Agreement is intended to be and is for the sole and exclusive benefit of the parties hereto and their respective heirs, successors and assigns and for the benefit of no other person, and no other person shall have any legal or equitable right, remedy or claim under or in respect of this Agreement.  Unless otherwise expressly agreed to by HEL, in writing, no one other than the Company is authorized to rely upon this engagement of HEL or any statements made by or conduct of HEL.  The Company may not assign its rights and obligations under this Agreement without the prior written consent of HEL. Similarly, HEL shall not assign its rights and obligations under this Agreement without the prior written consent of HEL. HEL acknowledges that the personal services of its CEO, Geoffrey Hampson are crucial to Company and its undertakings herein. If Hampson should leave HEL or should become incapacitated, this Agreement may be cancelled by Company on 30 days’ notice to HEL, provided that accrued obligations of Company to HEL hereunder will remain in effect.

22.

This Agreement constitutes the entire understanding and agreement of the Company and HEL with respect to the subject matter of this Agreement, and contains all of the covenants and agreements of the Company and HEL with respect to this Agreement.  The Company and HEL each acknowledge that no representations, inducements, promises or agreements (oral or written), have been made by the Company or HEL, or anyone acting on behalf of the Company or HEL, which are not contained in this Agreement, and any prior agreements, promises, negotiations, or representations with respect to the subject matter of this Agreement (whether written or oral), not expressly set forth in this Agreement, are of no force or effect.  This Agreement may be amended or modified only by writing signed by the parties hereto.

23.

This Agreement shall be governed by, construed under, and enforced in accordance with the laws of the State of Florida without giving effect to its

Hampson Equities Ltd. Engagement Agreement            5 of 7                                                  December 11, 2011

conflict of law provisions. In the event a judicial proceeding is necessary, the sole forum for resolving disputes arising under or relating to the Agreement shall be the Courts of the State of Florida and all related appellate courts and the parties hereby consent to the jurisdiction of such courts and that venue shall be in Orlando, Florida. Any dispute or proceeding concerning this Agreement will be exclusively resolved by binding arbitration to be held in Orlando, Florida.

24.

This Agreement shall be construed and interpreted in such manner as to be effective, enforceable and valid under all applicable laws.  If any provision of this Agreement shall be held invalid, prohibited or unenforceable under any applicable laws or regulations of any applicable jurisdiction, such invalidity, prohibition or unenforceability shall be limited to such provision and shall not effect or invalidate the other provisions hereof or affect the validity or enforceability of such provision in any other jurisdiction, and to the extent the provisions hereof are severable.

25.

The terms and provisions hereof shall be deemed to apply without regard to number, and shall therefore refer to singular or plural, as appropriate, and shall apply without regard to the gender of words and expressions used herein.

26.

HEL recognizes that income derived by it from the Company must meet the applicable State and Federal laws and regulations. If Company becomes obligated to pay HEL under the terms of this Agreement, nevertheless, Company shall not be obligated to pay HEL in the event any such payment would be construed to be in violation of any such law or regulation. The burden shall be on HEL to prove to the reasonable satisfaction of Company’s SEC attorneys that such payment(s), if made in the manner HEL requests, will not render the Company in violation of any such State or Federal law or regulation.

27.

All Notices or other communications required or permitted hereunder shall be in writing and shall be personally delivered or sent by certified mail, postage prepaid, return receipt requested, or by facsimile transmittal if followed by overnight courier service to the addressee at the address set forth herein. Such notice or other communication shall be deemed given (a) upon receipt of or refusal to accept delivery if delivered by facsimile transmittal or by E-Mail, with a copy thereof tendered on the same day to an overnight air express service for next business day delivery; (b) one (1) business day after tendering to an overnight air express service for next business day delivery, and (c) seven (7) business days after mailing if by registered or certified mail. Either party may change the address for notice to that party by delivering written notice of such change in the manner provided above, such change to be effective not sooner than five (5) days after the date of notice of change.

For Company:

LivingVentures, Inc.

2200 Lucien Way

Suite 350

Maitland, FL 32751

Attn: G. Richard Hostetter, Gen. Counsel

grhostetter@ggi-x.com.

Ph 407-875-9989

Hampson Equities Ltd. Engagement Agreement            6 of 7                                                  December 11, 2011

For HEL:

Hampson Equities, Ltd.

Attn: C. Geoffrey Hampson

1066 West Hastings Street

Vancouver, BC

Canada, V6E 3X1

ghampson@hampsonequities.com

Cell Phone: 312-420-0690

28.

If a party hereunder is alleged by the other party to be in substantial default hereunder, the non-defaulting party shall give notice to the alleged defaulting party and 30 days in which to cure such default. If not cured, then the non-non-defaulting party may terminate this Agreement upon 5 days’ notice to the other party. A substantial default shall exist with respect to Company if it makes any material misrepresentation or fails to pay compensation and expenses due hereunder, subject to the provisions of Paragraph 26. A substantial default shall exist with respect to HEL if Hampson is in gross neglect of his duties hereunder.

If this letter correctly sets forth the entire understanding between HEL and the Company with respect to the foregoing, please so indicate by signing below, at which time this letter shall become a binding contract.

Sincerely,

HAMPSON EQUITIES LTD

/s/ C. Geoffrey Hampson
C. Geoffrey Hampson, CEO
Date: December 11, 2012

APPROVED AND RATIFIED BY THE BOARD OF DIRECTORS ON FEBRUARY 13, 2013

Accepted and agreed as of the date first above written:

LIVINGVENTURES, INC

/s/ Richard Asta

Richard Asta, CEO

Date:  December 11, 2012

APPROVED AND RATIFIED BY THE BOARD OF DIRECTORS ON FEBRUARY 13, 2013

Hampson Equities Ltd. Engagement Agreement            7 of 7                                                  December 11, 2011